Exhibit 5.1

Simpson Thacher & Bartlett llp

2475 hanover street palo alto, ca 94304

telephone: +1-650-251-5000 facsimile: +1-650-251-5002

Direct Dial Number	E-mail Address

June 28, 2021

Bright Health Group, Inc.

8000 Norman Center Drive, Suite 1200

Minneapolis, MN 55437

Ladies and Gentlemen:

We have acted as counsel to Bright Health Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 114,285,567 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Company, consisting of (i) up to 42,000,000 shares of Common Stock that may be issued by the Company pursuant to the Bright Health Group, Inc. 2021 Incentive Plan (the “2021 Incentive Plan”) and (ii) up to 72,285,267 shares of Common Stock that may be issued by the Company pursuant to the Bright Health Group, Inc. 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan” and, together with the 2021 Incentive Plan, the “Plans”).

We have examined the Registration Statement, the Ninth Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

NEW YORK     B E I J ING     HONG KONG     HOUS TON     LONDON     LOS ANGE LE S     SÃO P AULO     TOKYO     WA SHINGTON, D.C .

Bright Health Group, Inc.	- 2 -	June 28, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP